Filed Pursuant to Rule 433 of the Securities Act of 1933

Issuer Free Writing Prospectus dated November 18, 2020

Relating to Preliminary Prospectus dated November 12, 2020

Registration No. 333-249648

Sotera Health Company

Update and Supplement to Preliminary Prospectus

Dated November 12, 2020

This free writing prospectus relates to the initial public offering of common stock of Sotera Health Company and should be read together with the preliminary prospectus dated November 12, 2020 (the “Preliminary Prospectus”) that was included in Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-249648) (the “Registration Statement”) relating to the offering of common stock contemplated therein. On November 18, 2020, the Company filed Amendment No. 4 to the Registration Statement (“Amendment No. 4”), to which this communication is related and which may be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1822479/000119312520297076/d93452ds1a.htm

The Preliminary Prospectus included in Amendment No. 4 has been updated to reflect (i) the effectiveness of the forward stock split previously described in the Preliminary Prospectus, (ii) that our common stock has been approved for listing on the Nasdaq Global Select Market and (iii) our final determination of our insurance coverage related to our directors and officers.

The issuer has filed a registration statement (including the Preliminary Prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, a copy of the Preliminary Prospectus may be obtained from J.P. Morgan Securities, LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at 1-866-803-9204 or by email at prospectus-eq_fi@jpmchase.com; Credit Suisse Securities (USA), LLC, Attention: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, NC 27560, by telephone at (800) 221-1037, or by email at usa.prospectus@credit-suisse.com; Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, by telephone 1-866- 471-2526 or by email at Prospectus-ny@ny.email.gs.com; or Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone 1-877-821-7388 or by email at Prospectus_Department@Jefferies.com.